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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                                   ALLOY, INC.

        It is hereby certified that:

        1. The name of the corporation (hereinafter the "Corporation") is Alloy, Inc.

        2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting in lieu thereof the following:

        FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

        3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

        Signed this 11th day of March, 2002.


                                 By:  /s/ James K. Johnson, Jr.
                                    ------------------------------------
                                       James K. Johnson, Jr.
                                       President and Chief Operating Officer